QH-436946

Certificate Of Incorporation

*I, **TANIA CHALLENGER** Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by*

Defiance Compute Cayman Subsidiary

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 9th day of July Two Thousand Twenty-Six

Given under my hand and Seal at George Town in the Island of Grand Cayman this 9th day of July Two Thousand Twenty-Six

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 886051372045
www.verify.gov.ky
10 July 2026